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                                                                    EXHIBIT 99.1


                                 PRESS RELEASE
                             For Immediate Release


Jerome E. "Joe" Chojnacki          Peter J. Roman
Chief Executive Officer            Chief Financial Officer
(337) 367-8291                     (337) 373-5506



NEW IBERIA, La. - (Business Wire) - March 6, 2002; UNIFAB International, Inc. (NASDAQ: UFAB) today announced the restructuring of its senior secured credit facility with its lender group that consists of Bank One, Whitney National Bank, Iberia Bank and Regions Bank. The restructured agreement was negotiated in the form of a Waiver and Amendment to the Company's Credit Agreement and provides for, among other things: an extension of the maturity date of the loan to January 31, 2003, a waiver of all pre-existing covenant defaults, a reduction in the loan's interest rate from 10.25% to 3% above the prime rate (currently 4.75%). As a result of the restructuring, the Company will be required to make significant reductions in the outstanding principal amount of the loan during 2002.

UNIFAB International, Inc. is an industry leader in the custom fabrication of topside facilities, decks, jackets, equipment modules and other structures used in the development and production of oil and gas reserves. In addition, the Company designs and manufactures specialized process systems, refurbishes and retrofits existing jackets and decks, provides design, repair, refurbishment and conversion services for oil and gas drilling rigs and performs offshore piping hook-up and platform maintenance services.

Statements made in this news release regarding UNIFAB's expectations as to future operations of the Company and other statements included herein that are not statements of historical fact are forward-looking statements that depend upon the following factors, among others: UNIFAB's ability to meet the scheduled reductions of the Company's senior secured debt, continued demand for the services provided by UNIFAB, availability of skilled employees, and UNIFAB's ability to integrate and manage acquired businesses. Should any of these factors not continue as anticipated, actual results and plans could differ materially from those expressed in the forward-looking statements.